SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 20, 2003

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-14100	33-0675505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Dove Street

Newport Beach, CA, 92660

(Address of principal executive offices including zip code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events

This filing is made to effect the incorporation by reference of the accompanying information and exhibits in the Post-Effective Amendment No. 1 to Registration Statement No. 333-74432 on Form S-3 of Impac Mortgage Holdings, Inc. (the “Company”), filed with the Securities and Exchange Commission, which became effective on May 13, 2002 and to supply information for Item 14 of the above described Registration Statement (Attached as Annex A).

On February 20, 2003, the Company entered into an underwriting agreement relating to the sale of 3,000,000 shares of its common stock. Based on the public offering price of $11.60 per share, the Company will receive approximately $33.0 million in net proceeds from the sale of the shares of common stock, after payment of its estimated expenses related to the offering and underwriting discounts and commissions. The underwriters expect to deliver the shares of common stock on or about February 25, 2003. The Company has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of its common stock to cover over-allotments at the public offering price per share, less the underwriting discounts and commissions.

ITEM 7. Exhibits

(c) Exhibits

1.1	Underwriting Agreement, dated February 20, 2003, by and among Impac Mortgage Holdings, Inc., UBS Warburg LLC, JMP Securities LLC, RBC Dain Rauscher Inc., and Wedbush Morgan Securities, Inc.

5.1	Legal Opinion of Kirkpatrick & Lockhart LLP.

5.2	Legal Opinion of McKee Nelson LLP.

8.1	Legal Opinion of McKee Nelson LLP regarding tax matters.

23.1	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).

23.2	Consent of McKee Nelson LLP (contained in Exhibit 5.2).

23.3	Consent of McKee Nelson LLP (contained in Exhibit 8.1).

23.4	Consent of KPMG LLP regarding Impac Mortgage Holdings, Inc.

23.5	Consent of KPMG LLP regarding Impac Funding Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald M. Morrison
Ronald M. Morrison General Counsel and Secretary

Date:	February 20, 2003

ANNEX A

Item 14. Other Expenses of Issuance and Distribution

The estimated expenses, other than underwriting commissions and discounts, in connection with the offering of the shares are:

Item	Amount
Printing expenses	$10,000
Legal fees and expenses	30,000
Accounting fees and expenses	30,000
Listing fees	22,500
Transfer agent fees	3,500
Miscellaneous	4,000

Total	$100,000

EXHIBIT INDEX

1.1	Underwriting Agreement, dated February 20, 2003, by and among Impac Mortgage Holdings, Inc., UBS Warburg LLC, JMP Securities LLC, RBC Dain Rauscher Inc., and Wedbush Morgan Securities, Inc.

5.1	Legal Opinion of Kirkpatrick & Lockhart LLP.

5.2	Legal Opinion of McKee Nelson LLP.

8.1	Legal Opinion of McKee Nelson LLP regarding tax matters.

23.1	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1).

23.2	Consent of McKee Nelson LLP (contained in Exhibit 5.2).

23.3	Consent of McKee Nelson LLP (contained in Exhibit 8.1).

23.4	Consent of KPMG LLP regarding Impac Mortgage Holdings, Inc.

23.5	Consent of KPMG LLP regarding Impac Funding Corporation.